UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________

CHINA HEALTH INDUSTRIES HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	86-0827216
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

168 Binbei Street, Songbei District
Harbin City, Heilongjiang Province
People’s Republic of China	150028
(Address of Principal Executive Offices)	(Zip Code)

2015 Equity Incentive Plan
(Full Title of the Plan)

Mr. Xin Sun
Chief Executive Officer
168 Binbei Street, Songbei District
Harbin City, Heilongjiang Province
People’s Republic of China 150028
(Name and Address of Agent for Service)

+86-451-88100688
(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Elizabeth Fei Chen, Esq.
Pryor Cashman LLP
7 Times Square
New York, New York 10036
(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.0001 par value per share	6,000,000 shares	$0.125	$750,000	$86.93

Total	6,000,000 shares	$0.125	$750,000	$86.93

________________________

(1)

Pursuant to Rules 416(a) and (b) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable under the 2015 Equity Incentive Plan as set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act upon the basis of the average of the high and low prices per share of the Registrant’s common stock as reported on the OTC Market on November 4, 2016.

EXPLANATORY NOTE

            China Health Industries Holdings, Inc. (“we,” “us”, “our” or the “Company”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act, to register 6,000,000 shares of our common stock issuable under our 2015 Equity Incentive Plan, dated as of March 27, 2015 (the “Plan”).

            This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be used for reoffers and resales of restricted securities and control securities (as such terms are defined in General Instruction C to Form S-8) acquired pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

            The documents containing the information required by Part I of Form S-8 will be sent or given to the participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and may not be, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

            The reoffer prospectus referred to in the explanatory note follows this page.

REOFFER PROSPECTUS

CHINA HEALTH INDUSTRIES HOLDINGS, INC.

3,300,000 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale by the selling stockholders of an aggregate of 3,300,000 shares of our Common Stock issued by us under the Plan.

The shares of Common Stock covered by this prospectus are “restricted securities” and, in some cases, “control securities” under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus has been prepared to allow for future resales of the shares covered by this prospectus by the selling stockholders on a continuous or delayed basis, to the public. The number of shares that each selling stockholder may sell is set forth under Rule 144(e) under the Securities Act. Each stockholder that resells shares of our Common Stock pursuant to this prospectus may be deemed an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares of our Common Stock covered by this prospectus may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may resell their shares of Common Stock covered by this prospectus from time to time in one or more public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

We are paying the expenses incurred in registering the shares covered by this prospectus and the preparation of this prospectus, but all selling and other expenses, including but not limited to any discounts, commissions and applicable transfer taxes, incurred by each of the selling stockholders will be borne by such stockholder.

Our principal executive offices are located at 168 Binbei Street, Songbei District, Harbin City, Heilongjiang Province, People’s Republic of China, 150028. Our telephone number is +86-451-88100688.

Our Common Stock is traded over-the-counter on the OTC Markets QB Tier under the ticker “CHHE”.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 FOR RISKS OF AN INVESTMENT IN THE SECURITEIS OFFERED BY THIS PROSPECTUS, WHICH YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is November 7, 2016.

            We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of Common Stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

            This prospectus is not an offer to sell any securities other than the shares of Common Stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

            We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, China Health Industries Holdings, Inc., or the shares of Common Stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.

TABLE OF CONTENTS

Prospectus Summary	5
Special Note Regarding Forward-Looking Statements	6
Risk Factors	6
Use of Proceeds	16
Selling Stockholders	16
Plan of Distribution	17
Legal Matters	18
Experts	19
Where You Can Find More Information	19
Incorporation of Certain Information by Reference	19
Information with Respect to the Registrant	20
Material Changes	20
Commission Position on Indemnification for Securities Act Liabilities	20

You should rely on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

PROSPECTUS SUMMARY

            The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated herein by reference from our other filings with the Commission. Investing in our securities involves risks. Therefore, please carefully consider the risk factors described herein..

Our Business

            Our principal business operations are conducted through our wholly-owned subsidiaries, Harbin Humankind Biology Technology Co. Limited (“Humankind”) and Heilongjiang Huimeijia Pharmaceutical Co., Ltd. (“HLJ Huimeijia”).

            The Company owns a GMP-certified plant and facilities and has the capacity to produce 21 CFDA-approved medicines and 14 CFDA-approved health supplement products in soft capsule, hard capsule, tablet, granule and oral liquid forms. These products address the needs of some key sectors in China, including the feminine, geriatric and children’s markets.

            HLJ Huimeijia's current certificate of GMP expired by the end of December 2015. HLJ Huimeijia has applied a new certificate of GMP, which is expected to be obtained in April 2017. However, there is no assurance that we will obtain the new GMP certificate by such time. According to the law of PRC, HLJ Huimeijia must cease all production activities before getting the new GMP certificate. The equipment and production line is being reconstructed from the third quarter of the fiscal year 2016 to the third quarter of the fiscal year 2017 for the purpose of applying for the new GMP certificate. Although HLJ Huimeijia could sell inventory produced before the expiration of its GMP certificate, management anticipates there will be no or very little revenue generated by HLJ Huimeijia during such a period.

            Our business is conducted through our sales agents and sales personnel. We sell our products directly to end customers by our own sales personnel as well as our sales agents, operating primarily in Jiangsu, Zhejiang, Shanghai, Beijing, Anhui and Gansu, where most of our revenues are generated. Our sales through agents in Beijing, Zhejiang, Jiangsu and Shanghai provinces accounted for 12%, 11%, 11% and 10% of our total sales, respectively, for the year ended June 30, 2016. Although we do not currently sell our products online, we expect to do so in the future.

This Offering

            This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 3,300,000 shares of Common Stock issued pursuant to the Plan. The selling stockholders may sell their shares of Common Stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholders.

Common Stock Offered	3,300,000 shares

Common Stock Outstanding at November 4, 2016	65,839,737 shares

Preferred Stock Outstanding at November 4, 2016	0 shares

Use of Proceeds

Except for the aggregate purchase price of the options still to be exercised by certain of the selling stockholders in connection with the sale of shares offered pursuant to this prospectus, we will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholders.

OTC Markets QB Tier Ticker Symbol	CHHE

Our Corporate Information

            We are incorporated in the State of Delaware under the name “China Health Industries Holdings, Inc.” Our principal executive offices are located at 168 Binbei Street, Songbei District, Harbin City, Heilongjiang Province, People’s Republic of China, 150028, and our telephone number is +86-451-88100688. We maintain an Internet website at http://www.chinahealth.tech/. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            Some of the statements under in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

            You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

            Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

Risk Factors.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus before deciding to invest in our common stock.

Our future revenue will be derived from the sale and manufacture of healthcare products and medical drugs. Our business, financial condition and/or results of operations may be materially adversely affected by the nature and impact of these risks. In such case, the market value of our securities could be detrimentally affected, and investors may lose part or all of their investment. Please refer to the information contained under “Business” in this prospectus for further details pertaining to our business and financial condition.

Risks Related to the Healthcare Businesses

There are risks of increasing regulation of the healthcare industry in the PRC and internationally that could have a material adverse impact on our business.

In the next 20 years, our central government as well as international regulatory bodies will focus more on the healthcare and beauty industry. As a result, our enterprise will have to satisfy both PRC regulations and international regulations applicable to our industry. The cost of compliance may be high and may make the production of some healthcare and beauty products too expensive to successfully market. In such event, our business could be negatively impacted and revenues and earnings could decline.

If we fail to meet the New GMP Standards, the production at certain of our old production lines will be suspended and our operations and profitability would be adversely affected.

In the PRC, a Good Manufacturing Practice (“GMP”)certificate is required for companies that produce medical drugs and health supplements. It is also required to market our medical drugs and health supplements.

Humankind was incorporated in the PRC on December 14, 2003, and completed its GMP certificate on April 24, 2007, which will last until February 14, 2019 and is expected to extend after that. HLJ Huimeijia was founded on October 30, 2003, its latest GMP certificate was effective from November 12, 2009 to December 31, 2015. HLJ Huimeijia has applied a new certificate of GMP, which is expected to be obtained in April 2017. If we are not able to satisfy the requirements of the new GMP guidelines and obtain clearance from the CFDA, our existing production lines in HLJ Huimeijia shall be suspended and we may be subject to fines or other penalties if we continue to produce any products from such lines, all of which may have a material and adverse impact on our business, financial condition and results of operations.

Our industry is highly competitive, with numerous larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our margins on contracts awarded.

Our competition includes a number of large private PRC-based or foreign companies that produce and sell products similar to ours. We compete primarily on the basis of quality, technological innovation and price. Within our markets, we compete with many national, regional and international manufacturers and distributors. Some of these competitors have achieved greater market penetration or have greater financial and other resources than us. In addition, there are a number of larger national companies in our industry that could potentially establish a presence in our markets and compete with us for contracts. As a result, we may need to accept lower margins in order to compete against these competitors. If we are unable to compete successfully in our markets, our relative market share and profits could be reduced.

If we fail to develop new products with high profit margins, and our high profit margin products are substituted by competitor's products, our gross and net profit margins will be adversely affected.

There is no assurance that we will be able to sustain our profit margins in the future. The pharmaceutical industry in the PRC is very competitive, and there may be pressure to reduce sale prices of products without a corresponding decrease in the price of raw materials. In addition, new products are constantly being introduced to the market. In order to increase our sales and expand our market share, we may be forced to reduce prices in the future, leading to a decrease in gross profit margin. The research and development of new products and technology is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within the anticipated timeframe, if ever at all. There is no assurance that our competitors' new products, technology, and processes will not render our existing products obsolete or non-competitive. To the extent that we fail to develop new products with high profit margins and our high profit margin products are substituted by competitors' products, our gross profit margins will be adversely affected.

Increased government regulation of our production and/or marketing operations could diminish our profits.

At present, there is no significant government regulation of the health claims that participants in our industry make regarding their products. In addition, there is only limited government regulation of the conditions under which we will manufacture our products. Other developed countries, such as the United States and in particular, members of the European Community, have far more extensive regulation of the operations of nutraceuticals and plant-based cosmetics, including strict limitations on the health-related claims that can be made without scientifically-tested evidence. It is likely, therefore, that China will increase its regulation of our activities in the future. To the extent that new regulations require us to conduct a regimen of scientific tests of the efficacy of our products, the expense of such testing would reduce our profitability. In addition, to the extent that the health benefits of some of our products could not be fully supported by scientific evidence, our sales might be reduced.

Price control regulations may decrease our profitability.

The laws of the PRC provide for the government to fix and adjust prices. The prices of certain medicines we distribute, including those listed in the Chinese government's catalogue of medications that are reimbursable under the PRC’s social insurance program, or the Insurance Catalogue, are subject to control by the relevant state or provincial price administration authorities. The PRC establishes price levels for products based on market conditions, average industry cost, supply and demand and social responsibility. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot historically exceed the price ceiling imposed by applicable government price control regulations. Although, as a general matter, government price control regulations have resulted in drug prices tending to decline over time, there has been no predictable pattern for such decreases. It is possible that additional products may be subject to price control, or that price controls may be increased in the future. To the extent that our products are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and we may face no limitation on our costs. Further, if price controls affect both our revenue and costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Risks Related To Our Company

Our business is subject to the risk of supplier concentration.

Our top supplier account for approximately 78% of the purchase of the materials for our business as of June 30, 2016. As a result of this concentration in our supply chain, our business and operations would be negatively affected if our key supplier was to experience significant disruption affecting the price, quality, availability or timely delivery of its products. The partial or complete loss of the supplier, or a significant adverse change in our relationship with the supplier, could result in lost revenue, added costs and distribution delays that could harm our business and customer relationships. In addition, concentration in our supply chain can exacerbate our exposure to risks associated with the termination by the supplier of our distribution agreements or any adverse change in the terms of such agreements, which could have an adverse impact on our revenues and profitability.

Our planned expansion and technical improvement projects could be delayed or adversely affected by, among other things, failures to receive regulatory approvals, difficulties in obtaining sufficient financing, technical difficulties, or human or other resource constraints.

We intend to expand new production facilities during the next few years. The costs projected for our planned expansion and technical improvement projects and expansion may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances.

Additionally, in order to construct a new plant, we may need to apply for a short term loan from a local commercial bank to be used for working capital. Because the lending policies of the local commercial banks are subject to change, there is no guarantee that we will be able to obtain approval for such a loan with conditions favorable to us in a timely manner or at all.

Failure to obtain intended economic benefits from these new plants and technical improvements projects, either due to cost overruns, our failure to obtain the necessary regulatory approvals or our failure to obtain necessary loan financing on terms favorable to us could adversely affect our business, financial condition and operating performances.

If the Company does not obtain financing when needed, its business will fail.

As of June 30, 2016, we had cash and cash equivalents on hand in the amount of $ 29,791,730 (audited). We predict that we will need approximately $10,000,000 million to implement our business plan and meet our capital expenditure needs over the next three years. We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for our products, production costs, availability of credit, prevailing interest rates and the market prices for our common stock.

We cannot assure you that our growth strategy will be successful.

Our strategies include to utilize direct distribution of products to chain stores nationwide and to develop new markets through innovation and research. However, many obstacles exist including, but not limited to, competition from established companies in the access to chain stores in China, their larger investment of funds on research and development. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

If we fail to effectively manage our growth and expand our operations, our business, financial condition, results of operations and prospects could be adversely affected.

Our future success depends on our ability to expand our business to address growth in demand for our products and services. In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. Our ability to accomplish these goals is subject to significant risks and uncertainties, including:

• the need for additional funding to construct additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

• delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and manufacturing services provided by third-party manufacturers or subcontractors;

• our receipt of any necessary government approvals or permits that may be required to upgrade or expand our operations in a timely manner or at all;

• diversion of significant management attention and other resources; and

• failure to execute our expansion plan effectively.

To accommodate our growth, we will need to recruit more personnel and train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with our existing customers and find new customers for our products. There is no guarantee that our management can succeed in maintaining and expanding these relationships.

If we encounter any of the risks described above, or if we are otherwise unable to establish or successfully operate additional capacity or increase our output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability and, consequently, our business, financial condition, results of operations, and prospects will be adversely affected.

The worldwide recession and credit crisis could impact our business.

The tightening of credit in financial markets and the general economic downturn could adversely affect the ability of our customers, and suppliers to obtain the financing they need to make purchases from us, to perform their obligations under agreements with us or even to continue their operations. The credit tightening and decreased cash availability could also result in an increase in cancellation of orders for our products and services and/or a decrease in demand for our products and services in the markets in which we operate. While we believe that the effects of the recession and credit crisis have abated, we are unable to predict potential future economic conditions and disruptions in financial markets or their effect on our business and results of operations, and the consequences may be materially adverse.

We rely on internal models to manage risk, to provide accounting estimates and to make other business decisions. Our results could be adversely affected if those models do not provide reliable estimates or predictions of future activity.

We rely heavily on internal models in making a variety of decisions crucial to the successful operation of our business, including allowances for doubtful accounts and other accounting estimates. It is therefore important that our models are accurate, and any failure in this regard could have a material adverse effect on our results. Models are inherently imperfect predictors of actual results because they are based on historical data available to us and our assumptions about factors such as credit demand, payment rates, default rates, delinquency rates and other factors that may overstate or understate future experience. Our models could produce unreliable results for a number of reasons, including the limitations of historical data to predict results due to unprecedented events or circumstances, invalid or incorrect assumptions underlying the models, the need for manual adjustments in response to rapid changes in economic conditions, incorrect coding of the models, incorrect data being used by the models or inappropriate application of a model to products or events outside of the model’s intended use. In particular, models are less dependable when the economic environment is outside of historical experience, as has been the case recently. Due to the factors described above and in "Management’s Discussion and Analysis of Financial Condition and Results of Operations", we may, among other things, experience actual charge-offs that exceed our estimates and which are possibly greater than our allowance for doubtful accounts, or which require material adjustments to the allowance. Unanticipated and excessive default and charge-off experience can adversely affect our profitability and financial condition and adversely affect our ability to finance our business.

The success of our business depends upon the continuing contributions of our Chief Executive Officer and other key personnel and its ability to attract other employees to expand the business, whereas the loss of key individuals or our inability to attract new employees could have a negative impact on our business.

We rely heavily on the services of Mr. Xin Sun, our Chief Executive Officer, as well as several other senior management personnel. Loss of the services of any of such individuals would adversely impact our operations. In addition, we believe that our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors. We believe that our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. For example, we presently do not have any directors or officers experienced with public company SEC reporting and financial reporting requirements and we will be required to engage such persons, and independent directors, in order to satisfy the quotation standards of the Over-the-Counter-Bulletin Board on which our common stock is traded (not currently required by OTCBB or SEC). In addition, as a result of failure to engage qualified personnel we may be unable to meet our responsibilities as a public reporting company under the rules and regulations of the SEC. In this regard, we currently engage consultants to prepare SEC reporting and financial reporting documents, and, in the future, may not be able to retain such consultants due to a shortage of financial resources. None of our key personnel is a party to any employment agreement. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

Our Chief Executive Officer have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Our Chief Executive Officer, Mr. Xin Sun, owns approximately 31.1% of our outstanding voting securities as of June 30, 2016, in a fully-diluted share base. As a result, Mr. Sun has significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

If we fail to continue recruiting professional personnel with rich experience in U.S. GAAP and internal controls and procedures for financial reporting, our ability to provide accurate financial statements in a timely manner and comply with the requirements of the U.S. GAAP and internal controls and procedures for financial reporting could be impaired, which could cause our stock price to decrease substantially.

Our businesses are operated through our PRC subsidiaries, which are obligated to maintain financial books and records in accordance with the PRC Accounting Standards (“PRC GAAP”). We convert our financial statements according to the U.S. GAAP for SEC reporting and information disclosure. Because none of our employees have adequate training and experience in U.S. GAAP, we rely on a financial consulting firm for financial reporting including the conversion of books and records from PRC GAAP to U.S. GAAP.

As a result, the progress and result of our financial reporting may be affected by our limited experience and knowledge in U.S. GAAP and internal controls and procedures for financial reporting. We plan to take measures to improve our knowledge and experience in U.S. GAAP and internal controls and procedures for financial reporting, include hiring a chief financial officer with U.S. Certified Public Accountant qualification, U.S. GAAP and SEC reporting experience and taking other measures. However, if we fail to continue recruiting professional personnel with rich experience in U.S. GAAP and internal controls and procedures for financial reporting, we may not be able to provide accurate financial statements in a timely manner or comply with the U.S. GAAP as it applies to us. The investor confidence in our company and the market price of our common stock may be adversely affected by such failure.

Our Future revenues depend upon continued market acceptance of our Waterlilies Soft Capsule (Sailuozhi)and Propolis and Black Ant Capsule among mainstream consumers.

Currently we derive a majority of our revenue from the sale of Waterlilies Soft Capsule (Sailuozhi) and Propolis and Black Ant Capsule sold by Humankind, and we expect this will continue for the foreseeable future. If our consumers do not increase their purchases and the market does not continue to accept these products, our revenues will decline significantly, which would negatively affect our results of operations, financial condition and cash flows.

Factors that may affect the market acceptance of our Waterlilies Soft Capsule (Sailuozhi)and Propolis and Black Ant Capsule include the price, availability of supply, competing products, and their applications in mainstream consumer products. Many of these factors are beyond our control.

We have limited insurance coverage for our operations in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. In addition, We have not obtained fire, casualty or theft insurance and there is no insurance coverage for our raw materials, goods, merchandise, furniture or building located in the PRC. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

We may not be current in our payment of social insurance and housing accumulation fund for our employees and such shortfall may expose us to relevant administrative penalties.

The PRC laws and regulations require all employers in China to fully contribute their own portion of the social insurance premium and housing accumulation fund for their employees within a certain period of time. Failure to do so may expose the employers to make rectification for the accrued premium and fund by the relevant labor authority. Also, an administrative fine may be imposed on the employers as well as the key management members.

The production of our health supplements and medicine depends on the supply of high quality Traditional Chinese Medicine raw materials.

The production of our health supplements and medicines depends on the supply of Chinese raw materials of suitable quality. The quality and the market prices of these raw materials may be adversely affected by various factors such as the weather condition, the occurrence of nature disasters and sudden increases in demand that would impact cost of our production. Bad quality and increased market price of raw materials may adversely affect our business operation.

The products of our Company may have side effects. If side effects associated with our current or future products are not identified prior to their marketing and sale, we may suffer as a result of product liability. We may be required to withdraw such products from the market, change the labeling of our product, or suffer product liability claim against us.

All heath supplements and medicines have certain side effect. Although all of our heath supplements and medicines sold on market have passed proper testing and are approved by CFDA, the products may still inadvertently adverse effects on the health of the consumer. If such side effect is identified after marketing and sale of the product, the product may be required to be withdrawn from the market, or have a change in labeling. If a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with consumers, decreased demand for our products, costly litigation and loss of revenue.

We may be exposed to potential risks relating to our internal controls over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports. Under current law, the auditor attestation will not be required as long as our filing status remains as a smaller reporting company, but we may cease to be a smaller reporting company in future years, in which case we will be subject to the auditor attestation requirement. We were subject to management report for the fiscal year ended June 30, 2016, and a report of our management for the 2016 fiscal year is included under Item 9A of our latest annual report concluding that, as of June 30, 2016, our internal controls over financial reporting were not effective. If we cannot remediate the material weakness identified in a timely manner or, if and when we are subject to the auditor attestation report requirement, we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements, which could adversely affect the price of our common stock.

We may be exposed to uncertainty relating to our investments with various financial investment companies.

We may decide to pursue short-term or long-term investments depends on various business conditions or future developments. The level of risk associated with a particular investment or asset class varies, but investments are generally subject to market risk, default risk, Inflation risk and mortality risk. Due to these risks, investments generally subject to uncertainty of the return of proceeds and possibly principles. In addition, hedging, insurance, and other ways to manage risk are not always readily available. Any failure by the Company to collect returns or principles of its investments could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act or Chinese anti-corruption law could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Chinese anti-corruption law also strictly prohibits bribery of government officials. We have operations, agreements with third parties and make sales in China, where corruption may occur. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to prevent these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible.

Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the United States government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Risks Related to Doing Business in the PRC

The PRC laws and regulations governing the Company’s current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our products and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC.

According to several articles published by the Wall Street Journal, CNN, and BBC News in January 2016, after experiencing rapid growth for more than a decade, China's economy has been hit by shrinking foreign and domestic demand, weak investment, factory overcapacity and oversupply in the property market, and has experienced a painful slowdown in the last two years. In 2015, China's economy grew by 6.9%, compared with 7.3% a year earlier, marking its slowest growth in a quarter of a century. As the government tried to shift the growth engine away from manufacturing and debt-fueled investment toward the services sector and consumer spending, the outlook of the Chinese economy is uncertain.

In the next two to three years, China’s growth performance could deteriorate because of the overhang of its real estate bubble, massive manufacturing overcapacity, and the lack of new growth engines. The International Monetary Fund expected China's economy to grow by 6.3% this year and 6% in 2017. If China’s economy is further slowing down, it may negatively affect our business operation and financial results.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austere policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future. In August 2015, the PRC Government devalued its currency by approximately 3%, represented the largest yuan depreciation for 20 years. China weakened the value of RMB currency by 6.9% to 6.64 against the US dollar on June 30, 2016 from 6.21 against the US dollar on August 1, 2016. Concerns remain that China’s slowing economy, and in particular its exports, will need a stimulus that can only come from further cuts in the exchange rate.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

We may be subject to fines and legal sanctions if we or our Chinese employees fail to comply with PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.

On December 25, 2006, the People’s Bank of China issued the Administration Measures on Individual Foreign Exchange Control, and its Implementation Rules were issued by the State Administration of Foreign Exchange (“SAFE”) on January 5, 2007. Both took effect on February 1, 2007. Under these regulations, all foreign exchange matters involved in an employee stock holding plan, stock option plan or similar plan in which PRC citizens’ participation requires approval from the SAFE or its authorized branch. On March 28, 2007, the SAFE issued the Application Procedure for Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas Listed Companies, or Notice 78. Under Notice 78, PRC individuals who participate in an employee stock option holding plan or a stock option plan of an overseas listed company are required, through a PRC domestic agent or PRC subsidiary of the overseas listed company, to register with the SAFE and complete certain other procedures. We and our Chinese employees who have been granted shares or stock options pursuant to our share incentive plan are subject to Notice 78. However, in practice, there are significant uncertainties with regard to the interpretation and implementation of Notice 78. We are committed to complying with the requirements of Notice 78. However, we cannot provide any assurance that we or our Chinese employees will be able to qualify for or obtain any registration required by Notice 78. In particular, if we and/or our Chinese employees fail to comply with the provisions of Notice 78, we and/or our Chinese employees may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities, as a result of which our business operations and employee option plans could be materially and adversely affected.

Any recurrence of severe acute respiratory syndrome, or SARS, H1N1 Flu or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS, H1N1 Flu or another widespread public health problem in the PRC, such as bird flu where most of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations. Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving certain U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved quickly.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, short sellers, financial commentators and regulatory agencies, such as the United States Securities and Exchange Commission. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what affect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and our stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation could be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely impacted and your investment in our stock could be rendered worthless.

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct all of our operations and generate all of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

  the higher level of government involvement;
  the early stage of development of the market-oriented sector of the economy;
  the rapid growth rate;
  the higher level of control over foreign exchange; and
  the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of new investments and expenditures in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations implemented on September 8, 2006.

The recent PRC Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors also governs the approval process by which a PRC company may participate in an acquisition of its assets or its equity interests. Depending on the structure of the transaction, the new regulation will require the Chinese parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and the other government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and almost all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

Under the Current Enterprise Income Tax, or EIT, Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

We are a holding company incorporated under the laws of Delaware. We conduct substantially all of our business through our wholly-owned and other consolidated entities in China, and we derive all of our income from these entities. Prior to January 1, 2008, dividends derived by foreign enterprises from business operations in China were not subject to the Chinese enterprise income tax. However, such tax exemption ceased as of January 1, 2008 and thereafter with the effectiveness of the new Enterprise Income Tax Law, or EIT Law.

Under the EIT Law, if we are not deemed to be a “resident enterprise” for Chinese tax purposes, a withholding tax at the rate of 10% would be applicable to any dividends paid by our Chinese subsidiaries to us. However, if we are deemed to be a “resident enterprise” established outside of China whose “place of effective management” is located in China, we would be classified as a resident enterprise for Chinese tax purposes and thus would be subject to an enterprise income tax rate of 25% on all of our income, including interest income on the proceeds from this offering on a worldwide basis.

The regulations promulgated pursuant to the EIT Law define the term “place of effective management” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued a SAT Circular 82 on April 22, 2009, which provides that the “place of effective management” of a Chinese-controlled overseas-incorporated enterprise is located in China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function are mainly located in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies located in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) no less than half of the enterprise’s directors or senior management with voting rights reside in the PRC. SAT Circular 82 applies only to overseas registered enterprises controlled by PRC enterprises, not to those controlled by PRC individuals. If the Company’s non-PRC incorporated entities are deemed PRC tax residents, such entities would be subject to PRC tax under the EIT Law. The Company has analyzed the applicability of the EIT Law and related regulations, and for each of the applicable periods presented, the Company has not accrued for PRC tax on such basis.. In addition, although under the EIT Law and the related regulations dividends paid to us by our PRC subsidiaries would qualify as “tax-exempted income,” we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. As a result of such changes, our historical operating results will not be indicative of our operating results for future periods and the value of our shares of common stock may be adversely affected. We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.

Risks Relating to the Common Stock

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

  Additions or departures of key personnel;

  Our ability to execute our business plan;

  Operating results that fall below expectations;

  Loss of any strategic relationship;

  Industry developments;

  Economic and other external factors; and

  Period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently no liquid trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock is currently approved for quotation on the OTC Bulletin Board trading under the symbol “CHHE”. Should we fail to satisfy the quotation standards for the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

We do not intend to pay dividends on shares of our common stock for the foreseeable future, but if we intend to do so our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our shares of common stock are subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule affects the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of common stock in the public market, or upon the expiration of any statutory holding period, under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

USE OF PROCEEDS

            We will not receive any proceeds from the sale of the shares of our Common Stock by the selling stockholders. All such proceeds will be received by the selling stockholders.

SELLING STOCKHOLDERS

            This prospectus relates to shares of Common Stock that are being registered for reoffer and resale by the selling stockholders. The shares of Common Stock are “restricted securities” and/or “control securities” under the Securities Act. The selling stockholders may resell any or all of the shares at any time while this prospectus is current.

            The following table sets forth certain information regarding the ownership of our Common Stock by the selling stockholders as of the date of this reoffer prospectus, and the number of shares of our Common Stock currently being offered by each selling stockholder pursuant to this reoffer prospectus. The information set forth in the following table regarding beneficial ownership after resale of securities assumes that the selling shareholders will sell all of the shares of Common Stock owned by that selling shareholder covered by this prospectus.

            The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates.” The address of each selling stockholder is c/o China Health Industries Holdings, Inc., 168 Binbei Street, Songbei District, Harbin City, Heilongjiang Province, People’s Republic of China, 150028.

Name and Position	Number of Shares Beneficially Owned Prior to Offering	Number of Shares to be Offered by Selling Stockholder	Number of Shares Beneficially Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of Offering(1)

Xin Sun, Chairman & Chief Executive Officer	20,507,188	3,000,000	17,507,188	26.6%

Qiying Han	330,000	300,000	30,000	--

PLAN OF DISTRIBUTION

            The purpose of this prospectus is to permit each selling stockholder and his or her pledgees, donees, transferees and other successors in interest (all of whom may be selling stockholders for purposes of this prospectus) to offer and resell all or a portion of the shares of Common Stock such selling stockholder has received pursuant to the Plan, as the case may be. The selling stockholders may also choose to dispose of all or a portion of the shares of Common Stock covered by this prospectus by gift to a third party or as a donation to a charitable or other nonprofit entity.

            The sale of the Common Stock by any selling stockholder, including any donee, pledgee or other transferee who receives Common Stock from a selling stockholder, may be effected from time to time by selling shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the Common Stock as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on any securities exchange on which our Common Stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

            The Common Stock may also be sold in one or more of the following transactions:

  block transactions (which may involve crosses) in which a broker dealer may sell all or a portion of such securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

  purchases by a broker dealer, as principal, and resale by such broker dealer for its own account pursuant to a prospectus supplement;

  a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the Financial Industry Regulatory Authority (“FINRA”), or stock exchange rules;

  ordinary brokerage transactions and transactions in which a broker dealer solicits purchasers;

  sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities; and

  sales in other ways not involving market markers or established trading markets, including direct sales to purchasers.

            In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the Common Stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker dealer will be in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the type of transactions involved. No such broker dealer will receive compensation in excess of that permitted by the rules of FINRA. In no event will any broker dealer receive total compensation in excess of the maximum amount allowed by FINRA.

            The distribution of the Common Stock covered by this prospectus also may be effected from time to time in one or more underwritten transactions at a fixed price or prices that may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a “best efforts” or a “firm commitment” basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the common stock. Underwriters may sell the Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

            The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Common Stock covered by this prospectus, nor is there any underwriter or coordinating broker dealer acting in connection with the proposed sale of Common Stock by the selling stockholders pursuant to this prospectus. We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act that will include any material information with respect to the plan of distribution not previously disclosed or any material change in such information. This supplement will disclose, among other information:

  the names of the selling stockholders and of participating broker dealer(s);

  the amount of Common Stock involved;

  the price at which the Common Stock is to be sold;

  the commissions paid or the discounts or concessions allowed to the broker dealer(s), where applicable;

  that the broker dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus; and

  other facts material to the transaction.

            The selling stockholders and any underwriters, or broker-dealers or agents that participate in the distribution of the Common Stock covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

            We will not receive any of the proceeds from the sale of the shares covered by this prospectus. We are paying the expenses incurred in registering the shares of Common Stock covered by this prospectus and preparing this prospectus, but all selling and other expenses, including but not limited to any discounts, commissions and applicable transfer taxes incurred by each selling stockholder, will be borne by that selling stockholder.

            The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in a transaction involving the sale of shares of Common Stock covered by this prospectus against certain liabilities, including liabilities arising under the Securities Act.

            From time to time, the selling stockholders may pledge their Common Stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged Common Stock from time to time. Upon a sale of the Common Stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

            We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

            In order to comply with the securities laws of certain states, if applicable, the Common Stock covered by this prospectus may be sold only through registered or licensed broker-dealers.

            The selling stockholders may resell all or a portion of the shares of Common Stock covered by this prospectus in open market transactions in reliance upon Rule 144 (as in effect at the time of sale) under the Securities Act, provided they meet the criteria and conform to the requirements of such rule. In addition, in accordance with General Instruction C to Form S-8, shares of Common Stock to be offered or resold by means of this prospectus by a selling stockholder may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

LEGAL MATTERS

            The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York.

EXPERTS

            Our audited consolidated financial statements as of June 30, 2016 and 2015, and for each of the years in the two-year period ended June 30, 2016, appearing in our Form 10-K and Form 10-K/A for the fiscal year ended June 30, 2016 and incorporated by reference into this prospectus, have been audited by CANUSWA ACCOUNTING & TAX SERVICES INC our current principal independent auditor, as set forth in their respective reports dated October 13, 2015 and September 27, 2016. These financial statements have been incorporated by reference in reliance upon the report of such firm given upon the firm’s authority as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

            This prospectus constitutes the prospectus of our company filed as part of a registration statement on Form S-8 and it does not contain all information in the registration statement as certain portions have been omitted in accordance with the rules and regulations of the Commission.

            We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference room of the Commission at 100 F. Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the Commission toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the Commission's Internet website at http://www.sec.gov or our website at http://www.chinahealth.tech/. Information contained in our website is not part of this prospectus.

            Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)

the description of our common stock contained in the registration statement on Form 10SB, filed with the Commission on December 1, 2004, File No. 000-51060, and any other amendment or report filed for the purpose of updating such description;

(2)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Commission on September 28, 2016;

(3)	our Amendment No.1 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 2016, filed with the Commission on September 29, 2016;

(4)	our Amendment No. 2 to the Current Report on Form 8-K/A filed with the Commission on October 18, 2016 and

(5)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the reports referred to in items (2) and (3) above.

INFORMATION WITH RESPECT TO THE REGISTRANT

            The information required to be disclosed in the registration statement pertaining to our company is incorporated by reference from the documents listed as incorporated by reference above. Such documents are being delivered with this prospectus. See “Incorporation of Certain Information by Reference.”

MATERIAL CHANGES

            There have been no material changes since June 30, 2016 which have not been described in the Annual Report on Form 10-K and 10-K/A, Current Report on Form 8-K/A or in this prospectus.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CHINA HEALTH INDUSTRIES HOLDINGS, INC.

3,300,000 SHARES OF COMMON STOCK

PROSPECTUS

November 7, 2016

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

            The following documents, and all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

(1)

the description of our common stock contained in the registration statement on Form 10SB, filed with the Commission on December 1, 2004, File No. 000-51060, and any other amendment or report filed for the purpose of updating such description;

(2)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Commission on September 28, 2016;

(3)	our Amendment No.1 to our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2016, filed with the Commission on September 29, 2016;

(4)	our Amendment No. 2 to our Current Report on Form 8-K/A filed with the Commission on October 18, 2016 and

(5)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the reports referred to in items (2) and (3) above.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.

            You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be addressed to:

China Health Industries Holdings, Inc.
Attention:Investor Relations
168 Binbei Street, Songbei District
Harbin City, Heilongjiang Province
People’s Republic of China 150028
+86-451-88100688

Item 4. Description of Securities.

            Not applicable.

Item 5. Interests of Named Experts and Counsel.

            Not applicable.

Item 6. Indemnification of Directors and Officers.

            Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

            The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

            The Registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by the Registrant’s director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            The Registrant may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The Registrant has not entered into any indemnification agreements with its directors or officers, but may choose to do so in the future. Such indemnification agreements may require the Registrant, among other things, to:

  indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

  advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

  obtain directors’ and officers’ insurance.

            At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

            See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption from Registration Claimed.

              Not applicable.

Item 8. Exhibits.

              Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

                     A. The undersigned Registrant hereby undertakes:

                     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (a)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

                            (b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                            (c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                     provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                     (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                     B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     C.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Harbin, People’s Republic of China on this 7th day of November, 2016.

CHINA HEALTH INDUSTRIES HOLDINGS, INC.

By:	/s/ Xin Sun
Name: Xin Sun
Title: Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer and
Principal Accounting Officer)

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xin Sun	Chief Executive Officer and Chief Financial Officer, Sole Director	November 7, 2016
Xin Sun	(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Pryor Cashman LLP (regarding validity of common stock being registered).

10.1	2015 Equity Incentive Plan of China Health Industries Holdings, Inc. dated as of March 27, 2015.

23.1	Consent of Pryor Cashman LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of CANUSWA ACCOUNTING & TAX SERVICES INC.